SUBORDINATED PROMISSORY NOTE


      THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. IT MAY NOT BE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR AN OPINION OF COUNSEL TO THE MAKER THAT SUCH REGISTRATION IS NOT REQUIRED. THIS NOTE IS SUBJECT TO A RIGHT OF OFFSET AS PROVIDED FOR HEREIN. THIS NOTE IS SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT AS FROM TIME TO TIME AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED, DATED AS OF OCTOBER 24, 1998, AMONG NATIONSBANK, NATIONAL ASSOCIATION, AS AGENT FOR VARIOUS LENDERS, CULTURALACCESSWORLDWIDE, INC., AND THE HOLDER OF THIS NOTE. THIS NOTE MAY NOT BE AMENDED OR MODIFIED WITHOUT THE CONSENT OF SUCH LENDERS.

                        6.5% Subordinated Promissory Note
                               due October 24, 2001
                        ----------------------------------

$5,500,000                                                    Arlington,
October  24, 1998                                               Virginia


            Section 1. General. FOR VALUE RECEIVED, CULTURALACCESSWORLDWIDE INC., a Delaware corporation (the "Maker"), hereby promises to pay to the order of Ann M. Holmes (the "Payee"), at the offices of the Maker (except that the Payee may require that payments shall be made to the Payee by mail at such address as the Payee shall from time to time designate in writing to the Maker), the principal sum of Five Million Five Hundred Thousand Dollars ($5,500,000), in lawful money of the United States of America or such lesser amount as may be payable due to offsets, if any, as provided for herein.

            The principal amount hereof shall be payable in one (1) installment in the amount of One Million Eight Hundred Thirty Three Thousand Dollars and Thirty Four Cents ($1,833,333.34), payable on October 24, 1999 and two (2) installments of One Million Eight Hundred Thirty Three Thousand Dollars and Thirty Three Cents ($1,833,333.33) each, payable on October 24, 2000 and October 24, 2001, or such lesser amounts as may be payable due to offsets, if any. The entire principal amount of this Note then outstanding together with any outstanding accrued and unpaid interest thereon shall be due and payable on October 24, 2001.


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                                                                               2

           The Maker hereby also promises to pay interest on the unpaid principal amount hereof in like money, payable semi-annually commencing on April 24, 1999 and ending with the final payment of the principal due hereunder, at such place, from the date hereof until payment of the principal amount hereof has been made in full, at a fixed rate of six and one-half percent (6.5%) per annum. Interest shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. To the extent permitted by applicable law, upon the occurrence and during the continuation of an event of default, as set forth in Section 4 hereunder, any outstanding principal of this Note shall bear interest at a rate of twelve percent (12%) per annum.

            Section 2. Subordination. The Maker hereby covenants and agrees, and the holder of this Note, by such holder's acceptance hereof, hereby consents, covenants and agrees, that, the indebtedness of the Maker for or on account of principal and interest on this Note, and the payment of the principal of and interest (whether by redemption or otherwise) on this Note, is hereby expressly made subordinate and junior in right of payment to the extent provided in the Note Subordination Agreement signed as of the date hereof by and among the Maker, the Payee and NationsBank, National Association (the "Note Subordination Agreement").

            Section 3. Optional Prepayment. The Maker may at any time with the prior written consent of the holders of Superior Indebtedness so long as any Superior Indebtedness (as defined in the Note Subordination Agreement) is outstanding, prepay the whole or any part of the unpaid principal amount of this Note, without penalty or premium, but with interest accrued to the date fixed for prepayment. Notices of prepayment shall be given by the Maker by mail and shall be mailed to the holder of this Note not less than thirty (30) days from the date fixed for prepayment. In case this Note is to be prepaid in part only, such notice shall specify the principal amount hereof to be prepaid, and shall state that this Note shall be submitted to the Maker for notation hereon of the principal amount hereof to be prepaid. Upon giving of notice of prepayment as aforesaid, this Note or portion hereof so specified for prepayment shall on the prepayment date specified in such notice become due and payable, and from and after the prepayment date so specified (unless the Maker shall default in making such prepayment), interest on this Note or portion hereof so specified for prepayment shall cease to accrue and, on presentation and surrender hereof to the Maker for cancellation in the case of this Note being prepaid as a whole, or for notation hereon of the payment of the portion of the principal amount hereof being prepaid in the case of a prepayment of this Note in part only, this Note or portion hereof so specified for prepayment shall be paid by the Maker at the prepayment price aforesaid.

            Section 4. Events of Default and Remedies. Subject to the Note Subordination Agreement, the holder of this Note shall have the right, without demand or notice, to accelerate this Note and to declare the entire unpaid balance hereof and the obligations evidenced hereby immediately due and payable and to seek and obtain payment of this Note upon the occurrence of any of the following events of default: (a) the Maker fails to pay any installment of principal payable under this Note or interest thereon within twenty-one (21) days after receipt of written notice from the holder of this Note to the effect that such installment or interest has not been paid when due, or (b) the

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                                                                               3

Maker admits in writing its inability to pay its debts generally as they become due, files a petition in bankruptcy or a petition to take advantage of any bankruptcy, reorganization or insolvency act, makes an assignment for the benefit of creditors, or consents to the appointment of a receiver for itself or for all or substantially all of its property or, on a petition in bankruptcy filed against it, is adjudicated a bankrupt, which judgment, order or decree shall not be appealed within the permitted time period from the date of entry thereof and subsequently vacated, or (c) the occurrence of a payment default under the Maker's Credit Agreement dated April 9, 1998 with NationsBank, National Association (the "Bank"), resulting in the Bank accelerating its promissory note and declaring the entire unpaid balance thereof and the obligations evidenced thereby immediately due and payable.. Upon such declaration by the holder of this Note, the obligations evidenced by this Note shall be immediately due and payable.

            In the event of any event of default hereunder, the Maker agrees to pay to the holder of this Note all expenses incurred by such holder, including, without limitation, reasonable fees and disbursements of counsel, incurred by such holder in the enforcement and collection of this Note.

            Section 5. Right of Offset. The principal amount of and interest accrued on this Note may be offset at any time or from time to time to the extent of the full amount of any Purchaser's Damages (as defined in the Agreement of Purchase and Sale dated as of October 24, 1998, by and among the Maker, the Payee and A M Medica Communications, Ltd., a New York corporation (the "Purchase Agreement")), except for any Purchaser's Damages arising from a breach of Section X of the Purchase Agreement. The Maker shall have the right to offset the full amount of any such Purchaser's Damages by reducing the amount of the principal of and accrued but unpaid interest on this Note by the amount of such Purchaser's Damages. After the date of any offset, interest shall accrue on the amount of principal which remains after such offset. The exercise of the right of offset provided for in this Section 5 is not an exclusive remedy, and the provisions of this Section 5 shall not prevent the Maker from exercising all remedies otherwise permitted under applicable law, the terms of the Purchase Agreement or the terms of this Note.

            Section 6. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York and shall be binding upon the successors and assigns of the Maker and inure to the benefit of the Payee, the Payee's successors, endorsees and assigns.

            Section 7. Severability. If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.


                                    CULTURALACCESSWORLDWIDE, INC.

                                    By /s/John Fitzgerald
                                       -------------------------
                                       Name:  John Fitzgerald
                                       Title:    President